Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, the 2010 Inducement Award Plan and the 2011 Equity Incentive Plan of Exelixis, Inc., and the Amended and Restated Exelixis, Inc. 401(k) Plan of our reports dated February 22, 2011, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
September 2, 2011